UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2018

GENIE ENERGY LTD.

(Exact name of registrant as specified in its charter)

Delaware	1-35327	45-2069276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01 Other Events.

On February 15, 2018, the Board of Directors of Genie Energy Ltd. (the “Registrant”) approved, subject to stockholder approval at the Registrant’s annual meeting to be held on May 7, 2018, the sale of (i) 1,152,074 shares of the Registrant’s Class B common stock, at a price of $4.34 per share for an aggregate sales price of $5 million, and (ii) warrants to purchase an additional 1,048,218 shares of the Registrant’s Class B common stock at an exercise price of $4.77 per share for an aggregate exercise price of $5 million (the “Sale”), to our Chairman of the Board of Directors, Howard S. Jonas or his affiliates. The warrants will expire two years from the closing of the Sale, which will take place as soon as practicable following stockholder approval, if obtained. In addition, the Board of Directors approved, upon the same terms, the sale of up to 230,415 shares of the Registrant’s Class B common stock and warrants to purchase an additional 209,644 shares of the Registrant’s Class B common stock to another investor, subject to agreement of that investor. The price for the Sale of the shares is equal to the closing price of the Class B common stock on the day before the transaction was first considered by the Board of Directors.  The exercise price of the warrants represents a 10% premium on the Sale price. The Board of Directors has received an opinion as to the fairness of the transaction to the other stockholders of the Registrant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIE ENERGY LTD.

By:	/s/ Michael Stein
Name: Michael Stein Title: Chief Executive Officer

Dated: February 26, 2018

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